AMENDED AND RESTATED ARTICLES OF INCORPORATION
OF
HILLHOUSE FRONTIER HOLDINGS INC.

ARTICLE I.

Name

The name of the corporation is Hillhouse Frontier Holdings Inc. (the "Corporation").

ARTICLE II.

Purpose and Powers

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the Nevada Revised Statutes ("NRS") Chapter 78 of the State of Nevada, as amended (the "ACT'), as the same exists or may hereafter be amended, other than the business of a trust company, savings and loan association, thrift company or corporation organized for the purpose of conducting a banking business.

ARTICLE III.

Capital Stock

1. Authorized Capital Stock.

The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is Two Hundred Million (200,000,000) consisting of two separate classes, One Hundred Eighty Million (180,000,000) Class A, par value $0.0001 per share and Twenty Million (20,000,000) Class B, par value $0.0001 per share (collectively the "Common Stock). Subject to any provision of the ACT requiring otherwise, the number of authorized shares of any of the Common Stock may be increased or decreased (but not below the applicable number of shares thereof then outstanding) by the vote required by the holders of such shares of such Common Stock pursuant to the Company's bylaws (as may be further amended, restated, modified or supplemented from time to time, the "Bylaws").

The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) from time to time by the affirmative vote of the holders of at least a majority of the voting power of the Corporation's then outstanding shares of capital stock entitled to vote thereon, voting together as a single class, irrespective of the provisions of NRS 78.2055 (or any successor provision thereto), and no vote of the holders of the Common Stock voting separately as a class or series shall be required therefor unless a vote of any such holder is required pursuant to these Articles of Incorporation.

2. Common Stock.

The voting powers, designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions of the Common Stock, in addition to those set forth elsewhere herein, are as follows:

2.1 *Voting Rights*. Each holder of shares of Common Stock shall be entitled to vote at all meetings of the stockholders, and in the case of the Class A Common Stock to cast one (1) votes for each outstanding share of Class A Common Stock, and in the case of Class B Common Stock to cast twenty (20) votes for each share of Class B Common Stock held by such holder on all matters on which stockholders are entitled to vote generally.

2.2 *Dividends and Distributions*. The holders of shares of Common Stock shall be entitled to receive, when and as declared by the Board of Directors, out of the assets or funds of the Corporation legally available therefor, such dividends and other distributions as may be declared from time to time by the Board of Directors and shall share equally on a per share basis in all such dividends and other distributions.

2.3 *Liquidation*. Subject to the prior rights of creditors of the Corporation, including without limitation the payment of expenses relating to any liquidation, dissolution or winding up of the Corporation, in the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the holders of shares of Common Stock shall be entitled to receive their ratable and proportionate share of the remaining assets of the Corporation. A merger or consolidation of the Corporation with any other corporation or other entity, or a sale or conveyance of all or any part of the assets of the Corporation (which shall not in fact result in the liquidation of the Corporation and the distribution of assets to its stockholders) shall not be deemed to be a voluntary or involuntary liquidation, dissolution or winding up of the Corporation.

2.4 *Conversion Rights*. The holders of the Class B Common Stock shall have conversion rights as follows:

(a) Definitions. As used in this Article III, the following terms have the meanings set forth below.

(i) "Class B Common Stock Automatic Conversion Event" shall mean an event wherein one or more shares of Class B Common Stock automatically convert into one or more shares of Class A Common Stock pursuant to Section III. 2.4 (b) (A).

(ii) "Immediate Family" means as to any natural person, such person's spouse or Spousal Equivalent, the lineal descendant or antecedent, brother, sister, nephew or niece, of such person or such person's spouse or Spousal Equivalent, or the spouse or Spousal Equivalent of any lineal descendant or antecedent brother, sister, nephew or niece of such person, or his or her spouse or Spousal Equivalent, whether or not any of the above are adopted.

(iii) "Spousal Equivalent" means any two natural persons if the relevant person and the related party are registered as "domestic partners" or the equivalent thereof under the laws of

their state of residence or any other law having similar effect or provided the following circumstances are true: (a) irrespective of whether or not the relevant person and the Spousal Equivalent are the same sex, they are the sole spousal equivalent of the other for the last twelve (12) months, (b) they intend to remain so indefinitely, (c) neither are married to anyone else, (d) both are at least eighteen (18) years of age and mentally competent to consent to contract, (e) they are not related by blood to a degree of closeness that which would prohibit legal marriage in the state in which they legally reside, (f) they are jointly responsible for each other's common welfare and financial obligations, and (g) they reside together in the same residence for the last twelve (12) months and intend to do so indefinitely.

(iv) "Transfer" of a share of Class B Common Stock (collectively, the "Transferred Stock") shall mean any sale, assignment, transfer, conveyance, hypothecation or other transfer or disposition of such share or any legal or beneficial interest in such share, whether or not for value and whether voluntary or involuntary or by operation of law. A Transfer shall also include, without limitation, a transfer of a share of Transferred Stock to a broker or other nominee (regardless of whether or not there is a corresponding change in beneficial ownership), or the transfer of, or entering into a binding agreement with respect to, Voting Control over a share of Transferred Stock by proxy or otherwise; provided, however, that the following shall not be considered a Transfer within the meaning of this Section III. 2.4 (a)(iv):

(1) the granting of a proxy to officers or directors of the Corporation at the request or approval of the Board in connection with actions to be taken at an annual or special meeting of stockholders or by written consent of stockholders;

(2) the transfer of one or more shares of Transferred Stock by (i) gift or pursuant to a domestic relations order from a holder of Transferred Stock to such holder's Immediate Family or (ii) to a trust or trusts for the exclusive benefit of such holder or his Immediate Family for no consideration;

(3) the transfer of one or more shares of Transferred Stock effected pursuant to the holder's will or the laws of intestate succession;

(4) as to any holder that is a trust established for the exclusive benefit of a prior holder of such shares of Transferred Stock or such prior holder's Immediate Family, the transfer of one or more shares of Transferred Stock to the prior holder or such prior holder's Immediate Family for no consideration;

(5) the granting of a repurchase right to the Corporation pursuant to an agreement wherein the Corporation has the right or option to purchase or to repurchase shares of Transferred Stock; provided, however, that the Corporation's purchase or repurchase of such shares of Transferred Stock pursuant to the exercise of such right or option shall constitute a Transfer; or

(6) upon the request of the transferor, any transfer approved by a majority of the disinterested members of the Board, even though the disinterested directors be less thana quorum, or if there are not any disinterested members on the Board, the entire Board.

(v) "Voting Control" with respect to a share of Class B Common Stock shall mean the power (whether exclusive or shared) to vote or direct the voting of such share of Class B Common Stock by proxy, voting, agreement or otherwise.

(b) Right to Convert. Each share of Class B Common Stock is convertible into one (1) fully paid and nonassessable share of Class A Common Stock at any time at the option of the holder, without the payment of additional consideration by the holder thereof, but Class A Common Stock shall not be convertible into Class B Common Stock under any circumstances.

(c) Automatic Conversion. Each share of Class B Common Stock shall automatically, without any further action, convert into one (1) fully paid and nonassessable share of Class A Common Stock upon a Transfer of such share; provided however, that if a holder of Class B Common Stock Transfers any shares of Class B Common Stock to another holder of Class B Common Stock, then such Transfer will not constitute a Class B Common Stock Automatic Conversion Event.

ARTICLE IV.

Board of Directors

1. Powers of the Board of Directors.

Except as otherwise provided by the ACT, the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

2. Number of Directors.

The Board of Directors shall consist of one or more members, the exact number of which shall be fixed by, or in the manner provided in, the Corporation's Bylaws (as may be amended, restated, modified or supplemented from time to time, the "Bylaws").

3. Removal of Directors.

Any director or the entire Board of Directors may be removed from office at any time, by the affirmative vote of the holders of the majority of the total voting power of the outstanding shares of capital stock entitled to vote in the election of directors, voting together as a single class.

4. Vacancies.

Any vacancy on the Board of Directors, by reason of death, resignation, retirement, disqualification or removal or otherwise, and any newly created directorship that results from an increase in the number of directors, shall be filled only by a majority of the Board of Directors then in office, even if less than a quorum, or by a sole remaining director. Any director elected to

fill a vacancy resulting from an increase in the number of directors shall hold office for a term that shall coincide with the remaining term of the Board of Directors. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of his or her predecessor.

5. Powers and Authority.

In addition to the powers and authority expressly conferred upon them herein or by statute, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the ACT and these Articles of Incorporation.

ARTICLE V.

Stockholder Action

1. Election of Directors.

Elections of directors need not be by written ballot except and to the extent provided in the Bylaws.

2. Advance Notice.

Advance notice of nominations for the election of directors or proposals or other business to be considered by stockholders, which are made by any stockholder of the Corporation, shall be given in the manner and to the extent provided in the Bylaws.

ARTICLE VI.

Limitation of Director Liability; Indemnification

1. Power to Indemnify in Actions, Suits or Proceedings other than those by or in the Right of the Corporation. Subject to Section VI. 3 hereof and to the fullest extent permitted by the NRS, the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation), by reason of the fact that such person is or was a director or officer of the Corporation, or is or was a director or officer of the Corporation serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the

person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person's conduct was unlawful.

2. Power to Indemnify in Actions, Suits or Proceedings by or in the Right of the Corporation. Subject to Section VI. 3 hereof and to the fullest extent permitted by the NRS, the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that such person is or was a director or officer of the Corporation, or is or was a director or officer of the Corporation serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court in which such action or suit was brought deem proper.

3. Authorization of Indemnification. Any indemnification under this Article VI (unless ordered by a court) shall be made by the Corporation only as permitted by the NRS and authorized in the specific case upon a determination that indemnification of the present or former director or officer is proper in the circumstances because such person has met the applicable standard of conduct set forth in Section VI. 1 and Section VI. 2, as the case may be. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (i) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (ii) by a committee of such directors designated by a majority vote of such directors, even though less than a quorum, or (iii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (iv) by the stockholders. Such determination shall be made, with respect to former directors and officers, by any person or persons having the authority to act on the matter on behalf of the Corporation. To the extent, however, that a present or former director or officer of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding described above, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith, without the necessity of authorization in the specific case.

4. Good Faith Defined. For purposes of any determination under Section VI. 3, a person shall be deemed to have acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, or, with respect to any criminal action or proceeding, to have had no reasonable cause to believe such person's conduct was unlawful, if such person's action is based on the records or books of account of the Corporation or another enterprise, or on information supplied to such person by the officers of the

Corporation or another enterprise in the course of their duties, or on the advice of legal counsel for the Corporation or another enterprise or on information or records given or reports made to the Corporation or another enterprise by an independent certified public accountant or by an appraiser or other expert selected with reasonable care by the Corporation or another enterprise. The provisions of this Section VI. 4 shall not be deemed to be exclusive or to limit in any way the circumstances in which a person may be deemed to have met the applicable standard of conduct set forth in Section VI. 1 or Section VI. 2, as the case may be.

5. Indemnification by a Court. Notwithstanding any contrary determination in the specific case under Section VI.3, and notwithstanding the absence of any determination thereunder, any director or officer may apply to any court of competent jurisdiction in the State of Nevada for indemnification to the extent otherwise permissible under Section A or Section B. The basis of such indemnification by a court shall be a determination by such court that indemnification of the director or officer is proper in the circumstances because such person has met the applicable standard of conduct set forth in Section VI. 1 or Section VI. 2, as the case may be. Neither a contrary determination in the specific case under Section C nor the absence of any determination thereunder shall be a defense to such application or create a presumption that the director or officer seeking indemnification has not met any applicable standard of conduct. Notice of any application for indemnification pursuant to this Section VI. 5 shall be given to the Corporation promptly upon the filing of such application. If successful, in whole or in part, the director or officer seeking indemnification shall also be entitled to be paid the expense of prosecuting such application.

6. Expenses Payable in Advance. Expenses (including attorneys' fees) incurred by a director or officer in defending any civil, criminal, administrative or investigative action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation as authorized in this Article VI. Such expenses (including attorneys' fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the Corporation deems appropriate.

7. Nonexclusivity of Indemnification and Advancement of Expenses. The indemnification and advancement of expenses provided by, or granted pursuant to, this Article VI shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under the Articles of Incorporation, these Bylaws, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office, it being the policy of the Corporation that indemnification of the persons specified in Section A and Section B shall be made to the fullest extent permitted by law. The provisions of this Article VI shall not be deemed to preclude the indemnification of any person who is not specified in Section VI. 1 or Section VI. 2 but whom the Corporation has the power or obligation to indemnify under the provisions of the NRS, or otherwise.

8. Insurance. The Corporation may purchase and maintain insurance on behalf of any person who is or was a director or officer of the Corporation, or is or was a director or officer of

the Corporation serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the Corporation would have the power or the obligation to indemnify such person against such liability under the provisions of this Article VI.

9. Certain Definitions. For purposes of this Article VI, references to "the Corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors or officers, so that any person who is or was a director or officer of such constituent corporation, or is or was a director or officer of such constituent corporation serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article VI with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

The term "another enterprise" as used in this Article VI shall mean any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise of which such person is or was serving at the request of the Corporation as a director, officer, employee or agent. For purposes of this Article VI, references to "fines" shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to "serving at the request of the Corporation" shall include any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves services by, such director or officer with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the Corporation" as referred to in this Article VI.

10. Survival of Indemnification and Advancement of Expenses. The indemnification and advancement of expenses provided by, or granted pursuant to, this Article VI shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such a person.

11. Limitation on Indemnification. Notwithstanding anything contained in this Article VI to the contrary, except for proceedings to enforce rights to indemnification, the Corporation shall not be obligated to indemnify any director or officer (or his or her heirs, executors or personal or legal representatives) or advance expenses in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board of Directors.

12. Indemnification of Employees and Agents. The Corporation may, to the extent authorized from time to time by the Board of Directors, provide rights to indemnification and to the advancement of expenses to employees and agents of the Corporation similar to those conferred in this Article VI to directors and officers of the Corporation.

ARTICLE VII.

Amendment of Bylaws

In furtherance and not in limitation of the powers conferred upon it by the laws of the State of Nevada as subject to the power of the stockholders to adopt and amend the Bylaws, the Board of Directors shall have the power to adopt, amend, alter or repeal the Bylaws by the affirmative vote of a majority of the entire Board of Directors.

ARTICLE VIII.

Amendment of Articles of Incorporation

The Corporation reserves the right to amend, alter, change or repeal any provision contained in these Articles of Incorporation in the manner now or hereafter prescribed in these Articles of Incorporation or the ACT, and all rights herein conferred upon stockholders are granted subject to such reservation.

IN WITNESS WHEREOF, the Corporation has caused these Articles of Incorporation to be executed on its behalf this 20th day of November, 2024.

Hillhouse Frontier Holdings Inc.

By:	/s/ FENGLONG MA
Name:	Fenglong Ma
Title:	Chief Executive Officer